December 23, 2024

Steve Shum
Chief Executive Officer
NAYA Biosciences, Inc.
5582 Broadcast Court
Sarasota, Florida 34240

       Re: NAYA Biosciences, Inc.
           Registration Statement on Form S-1
           Filed December 17, 2024
           File No. 333-283872
Dear Steve Shum:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Robert Augustin at 202-551-8483 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Marc Indeglia